Exhibit 10.4

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment (the “Amendment”) is made as of May 19, 2009, by and between Highlands State Bank, with its principal office located at 310 Route 94, Vernon, NJ 07462 (hereinafter referred to as “Employer”), George E. Irwin, residing at 12 Woodstock Drive, Sussex, NJ 07461 (hereinafter referred to as “Employee”).

WHEREAS, Employer and Employee have heretofore entered into an Employment Agreement dated January 1, 2005, and effective October 11, 2005; and

WHEREAS, Employer and Employee desire to amend certain terms of the Employment Agreement effective as of May 19, 2009 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises set forth below, Employer and Employee agree to amend the terms of the Employment Agreement as follows:

3.           Term/Termination.  The initial Term of the Employment Agreement commenced on October 11, 2005, the date of issuance of the Bank’s Certificate of Authority, and was to run for a period of five (5) years, terminating on October 10, 2010.  Said Term is hereby extended for a period of two (2) years.  The extended Termination Date is hereby fixed as October 10, 2012.  The one (1) year automatic renewal terms shall remain in effect.

4.           Compensation.

(a)           Base Salary.  As of the Effective Date of this Amendment, Employee’s base salary shall be increased by Twelve Thousand Dollars ($12,000.00), to a total of One Hundred Seventy Two Thousand Dollars ($176,500.00).

(b)           Vacation.  Employee shall be entitled to five (5) weeks vacation, provided that no more than two (2) weeks are taken consecutively.

13.           Notices.  The addresses for delivery of Notices provided for in the Employment Agreement are amended to recite the current addresses of the parties.

Employer:	Highlands State Bank
310 Route 94
PO Box 160
Vernon, NJ 07462

Employee:	Mr. George E. Irwin
12 Woodstock Drive
Sussex, NJ 07461

Employer and Employee recognize that Employer is a participant in the United States TARP program, and each agree that all provisions of the original Employment Agreement and this Amendment are subject to any compensation or other employment limitations or restrictions issued by the United States Treasury Department.  This provision and any limitations in the Employment Agreement or this Amendment shall be applicable only as long as the Employer remains a participant in the TARP program.

IN WITNESS WHEREOF, Employer and Employee have entered into this Amendment on the date first above written.
Employer:

Highlands State Bank

By:	/s/ Bruce D. Zaretsky
Bruce D. Zaretsky, Chairman

Employee:

By:	/s/ George E. Irwin
George E. Irwin

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of January 1, 2005, by and between Highlands State Bank - “Employer” (as hereinafter defined) and George E. Irwin, residing at 76 Schindler Way, Fairfield, New Jersey (“Employee”).

WITNESSETH:

WHEREAS, the Organizers (the “Organizers”) seek to establish a new bank, Highlands State Bank, (the “Bank”) to be chartered by the State of New Jersey,

WHEREAS, in order to establish said Bank, the Organizers must raise capital in the amount of $1,500,000, after which the Bank will be a “Bank in Organization” and subsequently must raise at least an additional $4,500,000 in order to receive a Certificate of Authority from the State of New Jersey allowing the Bank to open for business,

WHEREAS, “Employer” shall refer to the Bank once the Certificate of Authority from the New Jersey Department of Banking and Insurance is issued,

WHEREAS, Employer desires to employ the services of Employee,

WHEREAS, Employee is willing to be employed by Employer,

NOW, THEREFORE, in consideration of their mutual promises set forth below, the parties agree as follows:

1.   Employment.  Employee shall be the President and CEO of the Bank to be formed by Employer.  Employee agrees and accepts such position, subject to the general supervision, advice and direction of the Board of Directors of the Bank.  Additionally, this employment is subject to all regulatory review and approvals.

2.   Duties.  Employee shall perform such duties specified by the Bylaws of the Bank and customarily performed by an employee in a similar position.  Employee will also perform any such other and unrelated services and duties that may be assigned from time to time by Employer through the Board of Directors, as long as they are consistent with Employee’s position as President and CEO.  Such duties shall include but not be limited to, the following:

A.    Employee shall devote his entire productive time, ability and attention to the business of Employer during the term of the Agreement;

B.    Employee shall oversee and be responsible for compliance with all regulations governing Employer’s operation;

C.    Employee shall serve as a member, ex officio, of the Board of Directors and upon committees as may be deemed appropriate by the Board;

D.    Employee shall not directly or indirectly render any service of a business, commercial or professional nature, which may interfere with the commitment specified in paragraph A above without the written consent of Employer;

E.    Employee shall function as an active participant in the start-up phase of the Bank.  Those duties shall consist of, but not be limited to, solicitation and contact with potential investors, required submissions to the various regulators, site approvals and outfitting and any other functions that may be required for approval;

F.    Employee shall represent the Bank and actively participate in professional associations, seminars and trade organizations to the extent that such participation is deemed beneficial to the Bank;

G.    Employee shall be responsible for execution of the Bank’s policies, which shall be developed by the Board of Directors.  Employee shall adhere to all Bank policies now or hereinafter adopted by the Bank.

3.   Term / Termination.  The initial term of this Agreement shall be five (5) years and agreement shall renew automatically for one (1) year terms thereafter unless either party hereto provides notice to the other of non-renewal, in writing, no later than sixty (60) days prior to the anniversary date for each renewal.

A.    This Agreement shall be effective and commence on the date on which the Bank receives its Certificate of Authority.

B.    (i)           During the initial three years of this Agreement, Employee shall be entitled to a severance payment equal to twenty four (24) months of Employee’s then current salary plus accrued vacation, payable in a equal installments upon termination and continuation of health benefits for Employee and his covered dependents until Employee’s sixty-fifth (65th) birthday should Employer wish to terminate this agreement without cause.

(ii)           Beginning in year four (4) year of this Agreement, the severance payment shall be twelve (12) months of Employee’s then current salary plus accrued vacation and health benefits for himself and his covered dependents for one year.  In the event that Employee cancels this agreement, no severance shall be owed.

C.    Employer shall have the right to terminate Employee for cause, in which event Employee shall be entitled only to payment of his salary and other benefits provided pursuant to this Agreement through the date of termination, except for health benefits which shall continue for Employee and his covered dependents until Employee’s sixty-fifth (65th) birthday.  For purposes of this Agreement, cause as espoused in the previous paragraph shall be deemed to include, but not limited to, the following:

I.	regulatory action, where Employee’s specific actions or direct management results in said action,

II.	gross negligence in the performance of duties or actions reflecting negatively to his position or the Bank,

III.	conviction or nolo contendere of an indictable crime,

IV.	willful abuse of alcohol or other controlled substances which adversely affect Employee’s performance or

V.	willful refusal by Employee to attend to the business of Employer or Employee’s duties hereunder or

VI.	willful failure by Employee to carry out the reasonable instructions or policies of the Board of Directors of the Bank or

VII.	willful failure to adhere to Bank policies, employment manual or operating manual adopted by the Bank or

VIII.	willful act or omission which adversely and materially affects the business, assets or reputation of the Bank or

IX.	willful conduct or participation in any conduct which violates any standard of conduct proscribed by the criminal laws of the State of New Jersey excluding any minor vehicle infractions.

D.    In the event of the disability of Employee for more than sixty (60) consecutive days, Employer shall have the option to terminate this Agreement.  For purposes hereof, “disability” shall have the same definition as appears in the disability insurance policy of Employer on Employee referred to in Section 4.H. hereof.  Upon such termination, Employee shall receive (i) a termination payment equal to three (3) months of his then current salary and (ii) health benefits for Employee and his covered dependents until Employee’s sixty – fifth (65th) birthday.

 4.   Compensation.  As compensation for the services rendered by Employee under this Agreement, Employee shall be entitled to receive the following:

A.   Base Salary.  Employee shall receive a base salary at the rate of $160,000 per annum payable in equal installments at time intervals consistent with Employer’s usual practice.  This salary shall commence upon issuance of the Certificate of Authority.  The Board shall review such salary annually and shall have sole and non-reviewable discretion whether to increase base salary at that time or at a later date.

B.   Bonus.  Employer intends to introduce a performance bonus plan based on indices that will be consistent with industry standards for community banks.  Employee will be eligible for a bonus if the performance of the Bank meets or exceeds standards agreed upon.

C.   Stock Options.  Employee shall receive stock options when a stock option plan is approved with a strike price equal to the price at which the Bank sold the initial offering to investors and for that number of shares equal to 5% its issued and outstanding initial shares.  The terms of vesting and exercise shall be established by the option plan to be adopted.

D.   Vacation.  Upon issuance of the Certificate of Authority, Employee shall be entitled to four (4) weeks paid vacation per year each year of employment.  Such vacation must be taken at a time convenient to Employer and must be approved by Employer and must be approved by Employer.  In the event Employee does not take his full vacation entitlement during any year of the Agreement, Employee shall be eligible to be paid for any accrued vacation in a manner consistent with Employer’s usual payroll practice.

E.   Automobile.  Employee shall receive an automobile allowance of $1000.00 per month, payable monthly.  This allowance shall be all inclusive of vehicle expenses.

F.   Cellular Telephone.  Employee shall have the use of a cellular telephone provided and paid for by Employer.

G.   Professional Expenses.  Upon issuance of the Certificate of Authority, Employer shall reimburse Employee for, or pay directly, all dues for membership in various professional associations and all expenses incurred in connection with his attending at least one seminar or meeting of professional associations or trade organization per year.  In addition, the Bank shall reimburse Employee for, or pay directly, the attendance fee at any such seminar, meeting or conference provided that Employee is responsible for the payment of any attendant living or travel expenses.

H.   Other Compensation.  Upon issuance of the Certificate of Authority, Employee shall be eligible to participate in all benefit programs that Employer shall establish at a basis equal to that of other executive management.  For Employee, such programs shall include noncontributory health, dental and prescription plans.  Employer shall provide life insurance in the amount of twice the base salary and such health insurance plan for Employee and his covered dependents as may be offered by the Bank for its employees.  In addition, Employer shall provide disability insurance providing a benefit of not less than 60% of Employee’s salary, subject to normal underwriting limitations and to an elimination period not exceeding 90 days, such benefit to be payable at least until employee reaches age 65.  Such life and disability policies shall be effective as to Employee upon effective date of this Agreement.

5.   Reimbursement for Expenses.  Employer shall reimburse Employee from time to time for all reasonable business expenses.  Employee will provide Employer with a full and reasonable accounting of said expenses with sufficient information to establish the nature and essential character of the expense and any other information, which shall be reasonably requested by Employer.

 6.   Deferred Compensation Plan.  Employer shall seek to implement such a plan based on the performance of the Bank and the performance goals of Employee set by the Board of Directors.  Employer shall seek to set these goals on an annual basis or at the end of a specified period.  The outline of this plan shall be set forth at a future date.

7.   Non - Compete.  For a period of time equal to the length of Employee’s severance under Section 3B (i) above after the termination of this Agreement and within the geographical area of Sussex County, New Jersey and Orange County, New York, Employee agrees that Employee shall not directly or indirectly, acting alone or in conjunction with others accept employment or render any services to any other bank whose primary business is banking or employ or offer to employ in a professional capacity any officer or employee of Employer.  Furthermore, for the period of two years from the date of termination Employee further agrees not to directly or indirectly solicit any customer of Employer.

 8.   Change of Control.  In the event of termination of Employee as a result of a merger, acquisition of the entire Bank stock by another entity or substantial change in the controlling ownership during the term of this Agreement, Employee shall be entitled to severance in an amount equal to 2.99 years annual compensation, unless Employee is requested to stay on as an Employee of the new entity at a comparable position in title, responsibility, authority and salary at a location within ten miles of the current headquarters.

 9.   Relocation Expenses.  None are anticipated at this time.

 10.   Return of Records.  Upon termination of this Agreement, Employee shall deliver all property (including but not limited to keys, records, notes, data, memoranda, including copies no matter how stored or maintained and equipment) that is in Employee’s possession or under Employee’s control, which is Employer’s property or related to Employer’s business.  Additionally, the Employee acknowledges that he will be aware of and have access to proprietary information and trade secrets of the Bank and he promises to maintain the confidentiality of that information and trade secrets and not disclose it directly or indirectly at any time after he is no longer employed by the Bank.  Said proprietary information and trade secrets shall be construed liberally to include but not limited to customer lists, shareholder lists, marketing, planning or business strategies, intellectual property, any non-public information, policies or procedures developed in course of the Bank’s business.  This covenant and promise shall be specifically enforceable and Employee shall be liable for any remedies in law or equity for its breach.

 11.   Remedies.   Employee agrees that in the event of any violation or breach of any of the terms of this Agreement, Employer shall be entitled, in addition to all other rights and remedies, to an injunction enjoining and restraining Employee and/or any other person, firm, organization, association or corporation from committing any such violation, and Employee consents to the issuance of such injunction.

Should a breach arise out of the terms of this Agreement, which can be remedied to the satisfaction of both parties, there must be written notification and acceptance of said remedy within thirty days.

              12.    Dispute Resolution.  Anything in this paragraph to the contrary notwithstanding, it is expressly agreed between the parties that if a dispute arises out of or relates to this contract, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the AAA in accordance with its Rules for the Resolution of Employment Disputes, before resorting to arbitration.

Any controversy or claim arising out of this Agreement, or the breach thereof, for which mediation has not been successful in resolving, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (AAA) nearest to the home office of the Bank and judgment upon the award rendered may be entered in any court having jurisdiction thereof except to the extent that the parties may otherwise reach a mutual settlement of the issue.

 13.   Notices.   All notices required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person or received by US Mail at the following addresses:

Employer - Highlands State Bank
(In Organization)

Employee - Mr. George E. Irwin
76 Schindler Way
Fairfield, New Jersey 07004

 14.   Entire Agreement.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether written or oral.

 15.   Amendment.  This Agreement may be modified or amended, if the amendment is mutually agreeable and made in writing.

 16.   Severability.  If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

 17.   Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

 18.   Applicable Law.  This Agreement shall be governed by the laws of the State of New Jersey.

19.   Attorneys Fees.  Should either party be required to file a legal action to enforce any provision of this Agreement, the prevailing party shall be paid its reasonable attorneys fees and costs by the other party.

AGREED HERETO:

DATE:____________________________

EMPLOYER: Highlands State Bank (in Organization)

/s/
Acting Chairman

EMPLOYEE:

/s/ George E. Irwin
George E. Irwin